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                                                                    EXHIBIT 99.1

(DUSA LOGO)
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 8:00 A.M.

              INDEPENDENT INVESTIGATOR REPORTS COMPLETE CLEARING OF
                RECALCITRANT INFLAMMATORY ACNE USING LEVULAN(R)
                  PHOTODYNAMIC THERAPY WITH A PULSED DYE LASER

                        RESULTS PRESENTED OCTOBER 27TH AT
             AMERICAN SOCIETY OF DERMATOLOGIC SURGERY ANNUAL MEETING

WILMINGTON, MASS. OCTOBER 28, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA), is pleased to report the presentation of an independent investigator study in which complete clearance of facial acne was observed in 14/14 patients (100%) treated with the combination of Levulan(R) (aminolevulinic acid HCl, ALA) and long pulsed, pulsed dye laser for photodynamic therapy (PDT) for recalcitrant inflammatory acne vulgaris of the face.

The independent investigator study, conducted by Macrene Alexiades-Armenakas, M.D., Ph.D, an instructor of clinical medicine at Yale University School of Medicine, was presented by the author on October 27th, 2005 at the American Society for Dermatological Surgery Annual Meeting in Atlanta, GA.

The prospective, controlled pilot study was carried out to examine the safety and efficacy of PDT using topical Levulan activated by LPDL (V-Beam(R), 595 nm) energy in patients with acne (acne vulgaris) of the face. Nineteen consecutive patients with recalcitrant comedonal, inflammatory, and/or mild to severe cystic acne were accrued to the study. All had failed conventional therapy, including oral antibiotics, topical treatments, hormonal therapy, laser procedures (without Levulan), and/or oral isotretinoin (Accutane). Fifteen patients were treated with Levulan PDT. Four patients served as controls. All were continued on their pre-existing topical medications.

The treatments were administered by applying Levulan to the entire face for a 45 minute drug incubation, followed by a single pass of the LPDL with dynamic cooling spray. Treatments were repeated every four weeks until the acne was eliminated. A mean of three treatments was required to achieve complete clearance. Patients treated with conventional therapy served as control groups. Patients were followed monthly for up to 13 months. Complete skin clearing was maintained for a mean follow-up time of 6.4 months (range 1-13).

In the LPDL-only control group (n=2), clearing of acne did not occur after three to four treatments. In the oral antibiotics, oral contraceptives and topicals control group (n=2) elimination of acne was not achieved after six to 10 months of treatment. LPDL-mediated PDT treatments were well tolerated. The most consistent side effect was minimal redness (erythema) lasting one to two days. A reduction in the redness seen in erythematous acne scars was also reported.

Dr. Alexiades stated: "Necessity is the mother of invention, and there has been a dire need for safe and effective therapy for the clearance of acne. Now that isotretinoin is
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coming under strict regulation as of December 31, 2005, an alternative to isotretinoin is critical. For teenaged and adult patients with recalcitrant comedonal, inflammatory, or cystic acne of various degrees of severity, Levulan PDT activated by LPDL may offer a safe and effective alternative to isotretinoin or other therapies, with minimal side effects. Cosmetically well accepted, LPDL PDT is also the first topical modality to achieve complete clearance with long-term follow-up as compared to controls."

Bob Doman, President and COO, stated "We are extremely impressed with the results of Dr. Alexiades-Armenakas' study involving 19 patients. The unusually high acne clearance rate of 100% prompts us, at DUSA, to consider adding this light source to our clinical development program in moderate to severe acne."

Acne, which is the most common reason patients visit dermatologists in the United States, is thought to be caused by multiple factors including increased oil output by sebaceous glands, growth of P acnes, and local inflammation. Previous independent studies have reported that topical Levulan PDT inhibits multiple pathogenetic factors of acne.

Dr. Alexiades-Armenakas full paper, entitled "Safety and efficacy of long-pulsed, pulsed dye laser-mediated photodynamic therapy in patients with mild to severe comedonal, inflammatory, or cystic acne", will be published in the November issue of the Journal of Drugs and Dermatology.

Dr. Alexiades received her B.A., M.D. and Ph.D. from Harvard University, was a Fulbright Scholar and Paul Dudley White Scholar, is Chair of Research for the American Society for Dermatologic Surgery, and is boarded in both the European Union and the United States. Dr. Alexiades has numerous publications in dermatology and is active in research on acne, cutaneous laser surgery and photodynamic therapy.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the potential of the therapy as safe and effective and an alternative to isotretinoin, belief that the therapy deserves a full development program, the publication of the study results and the timing thereof, and the use of the product as first line therapy. Furthermore, the factors that may cause differing results include the publication by third-parties of the author's study results, the regulatory process, the funding of clinical studies necessary to seek regulatory approval, maintenance of patents and other risks identified in DUSA's SEC filings from time to time.

FOR FURTHER INFORMATION CONTACT:
Geoffrey Shulman, MD, Chairman and CEO or
Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com